Exhibit 99.1

Company Contact:
Matthew J. Pfeffer
Corporate Vice President and
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com

MANNKIND CORPORATION REPORTS FIRST QUARTER OF 2009 FINANCIAL RESULTS

- Conference Call to Begin Today at 4:00 PM EDT -

VALENCIA, Calif., May 4 /Business Wire/ -- MannKind Corporation (Nasdaq: MNKD) today reported financial results for the first quarter ended March 31, 2009.

For the first quarter of 2009, total operating expenses were $57.8 million, compared to $74.1 million for the first quarter of 2008. Research and development (R&D) expenses decreased by $15.6 million to $42.9 million for the first quarter of 2009 compared to the first quarter of 2008.  This decrease in R&D expenses as compared to the same period in the prior year was primarily due to decreased costs associated with the clinical development of AFRESA® as well as decreased manufacturing costs associated with raw material purchases.  General and administrative (G&A) expenses decreased by $0.7 million to $14.9 million for the first quarter of 2009 compared to the first quarter of 2008.

The net loss applicable to common stockholders for the first quarter of 2009 was $59.4 million, or $0.58 per share, based on 102.0 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $71.4 million, or $0.70 per share based on 101.4 million weighted average shares outstanding, for the first quarter of 2008.

Cash, cash equivalents and marketable securities were $30.2 million at March 31, 2009 compared to $46.5 million at December 31, 2008, and $269.1 million at March 31, 2008. Currently, the Company has $260.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder.

"This past quarter was extremely busy for MannKind," said Alfred Mann, Chairman and Chief Executive Officer, "culminating in our submission to the FDA of a New Drug Application for AFRESA.  With this milestone accomplished, we are now turning our attention to commercial readiness activities."

Conference Call

MannKind management will host a conference call to discuss these results today at 4:00 PM EDT. To participate in the call, please dial (888) 677-5721 or (210) 839-8507. To listen to the call via the internet, please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 566-0513 or (203) 369-3063.

Presenting from the Company will be:

•  Chairman and Chief Executive Officer Alfred Mann
•  President and Chief Operating Officer Hakan Edstrom
•  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
•  Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its diabetes pipeline includes AFRESA, an ultra rapid-acting insulin and MKC253, an inhaled formulation of human GLP-1.  MannKind also has two cancer immunotherapeutic products in clinical development.  MannKind maintains a website at http://www.mannkindcorp.com to which the company regularly posts copies of its press releases as well as additional information.  Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to MannKind’s commercial readiness activities. Words such as "believes," "anticipates," "plans," "expects," "intend," "will," "goal," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind's current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the difficulties or delays in seeking or obtaining regulatory approval, and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Cumulative period from February 14, 1991 (date of inception) to March 31,
	2009	2008	2009

Revenue	$—	$20	$2,988
Operating expenses:
Research and development	42,889	58,445	1,040,371
General and administrative	14,917	15,640	260,759
In-process research and development costs	—	—	19,726
Goodwill impairment	—	—	151,428
Total operating expenses	57,806	74,085	1,472,284
Loss from operations	(57,806)	(74,065)	(1,469,296)
Other income (expense)	71	60	(1,872)
Interest expense on note payable to related party	(593)	—	(2,116)
Interest expense on senior convertible notes	(1,115)	(337)	(7,072)
Interest income	31	2,921	36,892
Loss before provision for income taxes	(59,412)	(71,421)	(1,443,464)
Income taxes	—	—	(26)
Net loss	(59,412)	(71,421)	(1,443,490)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	(952)
Net loss applicable to common stockholders	$(59,412)	$(71,421)	$(1,466,702)
Net loss per share applicable to common stockholders — basic and diluted	$(0.58)	$(0.70)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	102,030	101,409

MannKind Corporation and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	March 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$27,114	$27,648
Marketable securities	3,115	18,844
State research and development credit exchange receivable — current	—	1,500
Prepaid expenses and other current assets	4,907	5,983
Total current assets	35,136	53,975
Property and equipment — net	228,352	226,436
State research and development credit exchange receivable — net of current portion	1,675	1,500
Other assets	10,548	548
Total	$275,711	$282,459
Liabilities and Stockholders’ Equity

Current liabilities	$40,159	$53,472
Senior convertible notes	112,378	112,253
Note payable to related party	90,000	30,000
Other liabilities	—	—
Stockholders’ equity	33,174	86,734
Total	$275,711	$282,459

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